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                                                     Release: IMMEDIATE
                                                     For:     HADRON, INC.
                                                              (Symbol: HDRN)
Contacts for Hadron:
         Amber Gordon
         Sterling Phillips
         (703) 329-9400

Contacts for NASA:
         Dwayne Brown
         (202) 358-1726
         George H. Diller
         (321) 861-7641

               HADRON / ANALEX AWARDED $160 MILLION NASA CONTRACT

Alexandria, VA, May 29, 2002 -- HADRON, INC. (OTC BB: HDRN) today announced that its wholly-owned subsidiary, Analex Corporation, has been awarded the Expendable Launch Vehicle Integrated Support (ELVIS) contract by The National Aeronautics and Space Administration (NASA). The total value of the ELVIS contract is $163.7 million over a period of nine years and four months. The ELVIS contract award is expected to increase Hadron's employee base to more than 550, and increase the Company's revenues by more than $17 million per year over the course of the contract. Other members of Analex Corporation's ELVIS team are SAIC, Swales Engineering and a.i. solutions.

            Under the ELVIS contract, Analex will provide a broad range of Expendable Launch Vehicle (ELV) support services for NASA requirements at John
F. Kennedy Space Center, Florida; Cape Canaveral Air Force Station, Florida; Vandenberg Air Force Base, California; and other launch site locations. This includes management, operation and maintenance of facilities, systems and equipment, as well as specified technical and administrative capabilities.

            The contract covers responsibility for furnishing engineering services; performing safety and mission assurance functions; and providing communications, data and telemetry support. In addition, at Vandenberg, Analex will also be responsible for maintenance of NASA's administrative, launch support and spacecraft facilities, mission support planning, and customer support for payload processing activities.

         The contract has a one-month phase-in period beginning June 1, 2002, to be followed by a three-year, three-month basic period of performance. There are two options of three years each for a potential nine-year, four-month contract term. The contract value for the basic performance period is $54.9 million. The potential contract value including all priced options over nine years, four months is $163.7 million.

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HADRON: Announces Award of $160 Million ELVIS Contract                   Page 2
May 29, 2002


         "We are delighted to be selected to support NASA in one of the agency's most critical mission areas," said Sterling Phillips, Hadron's President and CEO. "When we acquired Analex we had confidence it was the premiere ELV engineering company. We are gratified that NASA chose Analex as its prime contractor on the ELVIS contract," he concluded. Mr. Peter Belford, Analex President, added, "The mission of NASA's ELV Program is to achieve launch service excellence and to assure mission success for every customer. In order to support this mission, Analex will provide the Agency with launch support services that are safe, reliable, and affordable. Excellence in customer satisfaction and exceeding customer expectations are our primary goals."

         Hadron's shareholders recently approved changing the Company's name to Analex Corporation, a name that has broader recognition in the Company's key markets. This name change will occur during the third quarter of 2002. Hadron acquired Analex Corporation in November 2001.

         HADRON specializes in developing intelligence and biodefense solutions in support of our Nation's security. Hadron focuses on designing, developing and testing aerospace products and systems; developing innovative technical solutions for the intelligence community; analyzing and supporting defense systems; and developing medical defenses and treatments for toxic agents used in biological warfare and terrorism. The Company's stock trades on the OTC Electronic Bulletin Board under the symbol HDRN. HADRON can be found on the Internet at www.hadron.com. HADRON investor relations can be contacted at (703) 329-9400 or via email at agordon@hadron.com.

NOTE: Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "anticipate," "expect," "could," "intend," "may" and other words of a similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements contained herein. Such factors and risks include business conditions and growth in the information services, engineering services, software development and government contracting arenas and in the economy in general. Competitive factors include the pressures toward consolidation of small government contracts into larger contracts awarded to major, multi-national corporations; and the Company's ability to continue to recruit and retain highly skilled technical, managerial and sales/marketing personnel. Other risks may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. Hadron undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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